Exhibit 10.19

MANAGEMENT SERVICES AGREEMENT

THIS MANAGEMENT SERVICES AGREEMENT (this “Agreement”) is made as of 12:01 a.m. this 1st day of January, 2005, by Masimo Corporation, a Delaware corporation (“Masimo”) and Masimo Americas, Inc., a Delaware corporation (“Masimo Americas”).

RECITALS

WHEREAS, Masimo Americas is a wholly-owned subsidiary of Masimo;

WHEREAS, Masimo has contributed and transferred to Masimo Americas its sales, distribution and marketing operations (the “Acquired Operations”); and

WHEREAS, Masimo Americas desires to retain Masimo to provide certain administrative and management services to assist Masimo Americas in the management of the Acquired Operations.

NOW, THEREFORE, for good and valuable consideration of the mutual covenants and agreements set forth herein, the receipt of which is hereby acknowledged, the parties agree as follows:

1. Term of Agreement. This Agreement shall be effective on the date hereof and shall continue until terminated by either party upon thirty (30) days written notice to the other party.

2. Management Services.

(a) Masimo shall provide to Masimo Americas certain management and administrative services listed on Schedule 2(a), attached hereto (the “Services”). Masimo Americas shall pay Masimo a fee equal to the costs expended by Masimo in rendering the Services hereunder plus a 5% mark-up on such costs (the “Management Fee”), such Management Fee payable in quarterly installments. In addition, Masimo Americas shall reimburse Masimo for certain out-of-pocket expenses incurred by Masimo in rendering the Services hereunder, including, but not limited to, reasonable reimbursement of attorneys’ fees incurred by Masimo, government fees, telephone, copying and the like. Masimo Americas acknowledges that such compensation arrangement is no less favorable than could have obtained in an arm’s length arrangement with an unrelated third party. Masimo shall not be liable to Masimo Americas for any loss, damage or injury, other than for gross negligence of its agents, or through contingencies beyond its control, arising out of the provision of any such services. Masimo’s liability under this Agreement shall not exceed the amount of consideration paid to Masimo for the Services provided hereunder. In no event, whatsoever, shall Masimo be liable for consequential or punitive damages.

(b) Masimo shall invoice Masimo Americas for the Management Fee and out-of-pocket expenses incurred by Masimo in rendering services hereunder at least once each fiscal quarter and payment shall be made by Masimo Americas within thirty (30) days after the date of the invoice.

3. Mutual Cooperation. Masimo and Masimo Americas acknowledge that the performance of this Agreement will require the mutual cooperation of the parties, and each of the parties shall assist and cooperate with the other party as reasonably necessary to enable this Agreement to be performed and facilitate the proper operation and management of Masimo Americas.

4. Indemnification by Masimo. Masimo shall indemnify Masimo Americas and its officers, directors, employees and representatives from (i) any loss, damage, cost or expense (including reasonable attorneys’ fees) (a “Loss”) arising from any claim, demand, assessment, action, suit or proceeding (a “Claim”) arising or occurring during the performance of the Services as a result of Masimo’s gross negligence or intentional misconduct and (ii) any Claim or Loss arising from or related to Masimo’s breach of any of the terms of this Agreement.

5. Confidentiality. Masimo agrees to retain in confidence all information, knowledge, technology and trade secrets related to the operations of Masimo Americas disclosed to it or discovered by Masimo in the course of performing Services pursuant to the terms hereof and that it will not, without the written consent of Masimo Americas, use information supplied or disclosed hereunder for any purpose other than that indicated herein. In view of the proprietary and valuable nature of this information and the injury, which would arise in the event of a disclosure of such information, the parties agree that this shall be a continuing obligation that shall survive the termination of this Agreement. This restriction shall not apply to information:

(a) which is or becomes public knowledge (through no fault of Masimo), or

(b) which is made lawfully available Masimo by an independent third party, or

(c) which is required by law, regulation, rule, act, or order of any governmental authority or agency to be disclosed by Masimo; provided, however, that Masimo gives Masimo Americas sufficient advance written notice to permit it to seek a protective order or other similar order with respect to such information and thereafter discloses only the minimum information required to be disclosed in order to comply.

6. Assignment and Delegation. This Agreement is personal in nature, and neither of the parties may, without the written consent of the other, assign any of the rights or delegate any of the duties hereunder.

7. Successors and Assigns. Subject to the provisions of paragraph 6, this Agreement shall be binding upon and shall inure to the benefit of the parties’ successors.

8. Entire Agreement. This Agreement, together with the exhibits and schedules attached hereto, embody the entire understanding between the parties relating to its subject matter. This agreement may not be modified or terminated except by a writing duly signed by each of the parties hereto, and no waiver of any provision of this Agreement shall be effective unless in a writing duly signed by the party sought to be bound.

9. Governing Law. This Agreement is governed by and is to be construed in accordance with the laws of the State of California without giving effect to any provisions thereof relating to conflict of laws.

10. Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision.

11. Counterparts. This Agreement may be executed in any number of counterparts, each of which is an original and all of which taken together constitute one instrument.

[signatures on following page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date above first written.

“Masimo”		“Masimo Americas”

MASIMO CORPORATION		MASIMO AMERICAS, INC.

By:	/s/ Brad Langdale	By:	/s/ Joe Kiani
Title:	EVP & CFO	Title:	CEO

Management and Administrative Services

Schedule 2(a)

Legal

•	Provide access to legal counsel on an as-needed basis

•	Contract negotiation

•	Monitor compliance with all applicable federal, state, local and international laws regarding sales and marketing functions

Finance/Accounting/Tax

•	Monthly, quarterly and annual financial accounting and reporting, including annual audit performed by independent accounting firm

•	Financial planning, budgeting

•	Tax planning and preparation and filing of annual state and federal returns, sales and use tax filings, payroll filings, and benefits-related filings

•	Accounts payable services

•	Treasury services

•	Internal audit services

Insurance

•	Ensure all insurance policies needed for the Acquired Operations are in place

•	Insurance administration

Human Resources

•	Comprehensive benefit plan administration

•	Payroll administration

MIS

•	Maintenance of ERP system and other information systems

•	Technical support for hardware and software used in the course of business

Strategic Business Activities

Purchasing activities

Other ancillary services